EXHIBIT 12
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                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                      of Earnings to Combined Fixed Charges,
                    Distribution on Trust Preferred Securities
                           and Preferred Stock Dividends
                               (Dollars in millions)
                                                 Three Months Ended
                                                      March 31,
                                                    1998    1997
                                                    ----    ----
EARNINGS
--------

Income Before Income Taxes                          $476    $437
Fixed Charges, Excluding Interest
 on Deposits                                         123     107
                                                    ----    ----
Income Before Income Taxes and Fixed
 Charges, Excluding Interest on Deposits             599     544
Interest on Deposits                                 325     301
                                                    ----    ----
Income Before Income Taxes and Fixed
 Charges, Including Interest on Deposits            $924    $845
                                                    ====    ====
FIXED CHARGES
-------------

Interest Expense, Excluding Interest
 on Deposits                                        $114    $ 99
One-Third Net Rental Expense*                          9       8
                                                    ----    ----
Total Fixed Charges, Excluding Interest
 on Deposits                                         123     107
Interest on Deposits                                 325     301
                                                    ----    ----
Total Fixed Charges, Including Interest
 on Deposits                                        $448    $408
                                                    ====    ====
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
PRE-TAX BASIS                                       $ 20    $ 12
                                                    ====    ====
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS            $  0    $  4
                                                    ====    ====

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                      4.87x   5.08x
Including Interest on Deposits                      2.06    2.07

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------

Excluding Interest on Deposits                      4.18    4.42
Including Interest on Deposits                      1.97    1.99

      * The proportion deemed representative of the interest factor.

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